BlackRock Funds (the "Registrant"):  BlackRock Macro Themes Fund
(the "Fund")
77Q1(e):
Copies of any new or amended Registrant investment advisory contracts
Attached please find as an exhibit to Sub-Item 77Q1(e) of Form N-SAR, a copy of Addendum No. 11 to the Investment Advisory Agreement between the Registrant and BlackRock Advisors, LLC with respect to the Fund